                            ACCOUNTING SERVICES AGREEMENT

                                       BETWEEN

                                THE RYDEX SERIES TRUST

                                         AND

                             PADCO SERVICE COMPANY, INC.

     This Agreement, dated the twenty-fifth day of September, 1996, made by and between the RYDEX SERIES TRUST (the "Trust"), a business trust established under the laws of the State of Delaware on February 10, 1993, and organized as an open-end management investment company, and PADCO SERVICE COMPANY, INC. (the "Agent"), a company incorporated under the laws of the State of Maryland on October 6, 1993.


                                 W I T N E S S E T H:

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company pursuant to the provisions of the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Agent is registered with the Commission as a transfer agent under the Securities Exchange Act of 1934, as amended;

     WHEREAS, the Agreement and Declaration of Trust of the Trust (the "Trust Declaration") authorizes the Trustees of the Trust to create an unlimited number of series of shares of the Trust.

     WHEREAS, the Board of Trustees of the Trust, pursuant to Article IV,
Section 4.01(o), "Board of Trustees; Powers," of the Trust Declaration, have created the following series of shares of the Trust: The Nova Fund, The
Ursa Fund, The OTC Fund, The Precious Metals Fund, The Juno Fund, The U.S. Government Bond Fund, The U.S. Government Money Market Fund, The Rydex Institutional Money Market Fund, and The Rydex High Yield Fund (collectively, the "Rydex Funds");

     WHEREAS, the Trust desires to appoint the Agent as the Trust's Accounting Services Agent and the Accounting Services Agent for each of the Rydex Funds and desires to have the Agent, as said Accounting Services Agent, to perform certain accounting and recordkeeping functions required of a duly-registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records; and

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree and promise as follows:

1. ACCOUNTS AND RECORDS OF THE TRUST

     a. The Trust shall provide to the Agent the necessary and appropriate documents, information, instructions, accounts, and records maintained or to be maintained by or for the Trust. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records provided to the Agent by the Trust; provided, that such reliance is made in good faith, and the Trust shall indemnify and hold the Agent harmless of and from any and all expenses (including, without limitation, attorneys' and accountants' fees), damages, claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any error, omission, inaccuracy, or other deficiency of such accounts and records or in connection with the failure of the Trust to provide any portion of such accounts and records or to provide any information to the Agent necessary or appropriate to perform the Agent's functions hereunder.

     b. Accounts, records, and other information shall belong to the Trust and shall be considered confidential. Accounts, records, and other information will not be disclosed to other than Federal and state regulators without permission from the Trust.

2. MAINTENANCE OF ACCOUNTS AND RECORDS OF THE TRUST

     a. The Agent shall examine and review the Trust's existing accounts, records, pertinent documents, and systems in order to determine or recommend how such accounts, records, documents, and systems shall be maintained.

     b. Upon receipt of necessary and appropriate information, instructions, accounts, records, and documents from the Trust, the Agent shall maintain and keep current and accurate the following books, accounts, records, journals, or other records of original entry, relating to the business of the Trust and each of the Rydex Funds and necessary or appropriate for compliance with applicable regulations, including Rule 31a-a and Rule 31a-2 of the 1940 Act, and as may be mutually agreed to between the Trust and the Agent:

               (1)  Cash Receipts
               (2)  Cash Disbursements
               (3)  Dividend Record
               (4)  Purchase and sales of Portfolio Securities
               (5)  Subscription and Redemption Journals
               (6)  Security Ledger
               (7)  Broker Ledger
               (8)  General Ledger
               (9)  Daily Expense Accruals
               (10) Daily Interest Accruals
               (11) Securities and Monies borrowed or loaned and collateral therefor
               (12) Trial Balances.

     c. Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust or any other person. The Agent shall promptly notify the Trust in writing of any discrepancy, error or non-compliance in items (1) through (12) in Section 2 b., above, of which the Agent has knowledge.

     d. It shall be the responsibility of the Trust promptly to furnish the Agent with the declaration, record and payment dates and amounts of any dividends or income and any other special actions taken concerning the portfolio securities of each of the Rydex Funds.

     e. The Agent shall maintain all accounts and records mentioned above as required by regulation and as agreed upon between the Trust and the Agent.


3.   AUTHORITY OF THE ADVISOR

     a. In connection with the investment and reinvestment of the assets of each of the Funds, the Advisor is authorized on behalf of the Fund, to place orders for the execution of the Fund's portfolio transactions in accordance with the applicable policies of the Fund as set forth in the Trust's Registration Statement, as such Registration Statement may be amended from time to time. The Advisor shall place orders for the purchase or sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing the Fund's securities trades, it is recognized that the Advisor will give primary consideration to securing the most favorable price and efficient execution, so that the Fund's total cost or proceeds in each transaction will be the most favorable under all circumstances. Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Advisor may be a party.

     b. It is understood that it is desirable for each Fund of the Trust that the Advisor have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Fund than might result from the allocation of brokerage to other brokers purely based on seeking the most favorable price. Therefore, the purchase and sale of securities for the Fund may be made with brokers who provide such research and analysis, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice to determine whether the Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Advisor may select broker-dealers for their execution of the Fund's portfolio transactions who provide research and analysis as the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis also may be useful to the Advisor in connection with its services to other clients.

     c. On occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Fund, as well as of other clients, the Advisor to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price, lower brokerage commissions, and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner its considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

4.   CALCULATION OF NET ASSET VALUE

     a. The Agent shall calculate the Trust's net assets value for each of the Rydex Funds in accordance with the Trust's currently-effective prospectuses, once daily.

     b. The Agent shall prepare and maintain a daily evaluation of securities for which market quotations are available by the Agent's use of Bloomberg and ILX quotation services; all other securities shall be evaluated in accordance with the Trust's written instructions, and the Agent shall be no responsibility or liability for the accuracy of the information supplied by the Trust or provided in the written instructions.

     c. The Trust assumes all responsibility for computation of "amortized cost," valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

5.   STATEMENTS FROM CUSTODIAN

     At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Trust. The Agent shall report any discrepancies to the Custodian, and shall report any unreconciled items to the Separate Account.

6.   DAILY AND PERIODIC REPORTS

     The Agent shall supply daily and periodic reports to the Trust, as required by law or regulation, and as requested by the Trust and agreed upon the Agent.

7.   REPORTS AND CONFIRMATIONS TO THE TRUST'S TRANSFER AGENT

     a. The Trust shall report and confirm to the Trust's transfer agent (the "Transfer Agent") the purchases and redemptions for each of the Rydex Funds of which the Trust is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total Shares outstanding for each of the Rydex Funds.

     b. The Agent shall reconcile outstanding Shares for each of the Rydex Funds with the Transfer Agent periodically and certify at least monthly to the Trust the reconciled Share balance outstanding for each of the Rydex Funds.

8.   REVIEW OF ACCOUNTS AND RECORDS OF THE TRUST

     The accounts and records of the Trust maintained by the Agent shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. The Agent shall assist the Trust's independent auditors, and, upon approval of the Trust, or upon demand by any governmental or quasi-governmental entity, assist any such entity in any requested review of the Trust's accounts and records, but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of the necessary information, the Agent shall supply the necessary data for the Trust's completion of any necessary tax returns, questionnaires, periodic reports to shareholders, and such other reports and information requests as the Trust and the Agent shall agree upon from time to time.

9.   UNIFORM PROCEDURES

     The Agent and the Trust, from time to time, may adopt uniform or standard procedures, and the Agent may conclusively assume that any procedure approved by the Trust, or directed by the trust, does not conflict with or violate any requirements of the Trust's prospectuses, the Trust By-Laws, or other governing documents of the Trust, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible to notify the Agent of any changes in the Trust's By-Laws or in regulations or rules which might necessitate changes in the Agent's procedures.

10.  RELIANCE

     The Agent may rely upon the advice of the Trust and upon statements of the Trust's accountants and other persons believed by the Agent in good faith to be expert in matters upon which such persons are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

11.  INDEMNIFICATION AND LIABILITY

     a. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Trustees of the Trust, or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Trust will send written instructions to confirm oral instructions, and the Agent will compare the written instructions against the oral instructions previously furnished. The Agent will inform the Trust promptly of any noted discrepancy.

     b. The Agent shall not be held to have notice of any change or lack of authority of any officer, employee, or Agent of the Trust until receipt of written notification thereof by the Trust.

     c. The Trust shall indemnify the Agent and hold the Agent harmless from and against all actions, suits, and claims whether groundless or otherwise, arising directly or indirectly out of or in connection with the Agent's performance under this Agreement and from and against any and all losses, damages, costs, charges, attorneys' and accountants' fees, payments, expenses, and liabilities incurred by the Agent in connection with any such action, suit, or claim unless caused by the Agent's breach of this Agreement, negligence, or willful misconduct. The Trust shall not be liable under this indemnification provision with respect to any claim made against the Agent unless the Agent shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Agent (or after the Agent shall have received notice of such service on any designated Agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which the Trust may have to the Agent against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Agent, the Trust shall be entitled to participate, at its own expense, in the defense of such action. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of the Trust's election to assume the defense thereof, the Agent shall bear the fees and expenses of any additional counsel retained by the Agent, and the Agent will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. The Agent will promptly notify the Trust of the commencement of any litigation or proceedings against the Agent in connection with the Shares off the operations of the Rydex Funds.

     d. The Agent shall indemnify the Trust and hold the Trust harmless from all actions, suits, damages, claims, demands, losses, and liabilities (including reasonable attorneys' and accountants' fees and expenses) incurred or assessed against the Trust arising directly or indirectly from the Agent's negligence, wilful misconduct, or breach of this Agreement. The Agent shall not be liable under this indemnification provision with respect to any claim made against the Trust unless the Trust shall have notified the Agent in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust (or after the Trust shall have received notice of such service on any designated Agent), but failure to notify the Agent of any such claim shall not relieve the Agent from any liability which it may have to the Trust against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Trust, the Agent shall be entitled to participate, at its own expense, in the defense of such action. The Agent also shall be entitled to assume the defense hereof, with counsel satisfactory to the party named in the action. After notice from the Agent to such party of the Agent's election to assume the defense thereof, the Trust shall bear the fees and expenses of any additional counsel retained by the Trust, and the Agent will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. The Trust will promptly notify the Agent of the commencement of any litigation or proceedings against the Trust in connection with the Shares or the operations of the Rydex Funds.

     e. The shareholders, Trustees, officers, employees, and agents of the Trust shall not be personally bound by or liable hereunder, nor shall resort be had to such person's private property for the satisfaction of any obligation or claim hereunder as provided for in the Trust's By-Laws.

12.  COMPENSATION

     The Trust agrees to pay the Agent compensation for its services and to reimburse the Agent for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Trust and the Agent.

13.  DAYS OF BUSINESS

     Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open for business.

14.  TERM OF AGREEMENT

     This Agreement is effective on the date hereof.   This Agreement shall
remain in full force and effect until September 25, 1997, unless terminated earlier in accordance wit its terms, and thereafter from year to year; provided, that: (a) such continuance is approved by (i) either a vote of the majority of the Trustees or a vote of a "majority of the outstanding voting securities" (as defined at Section 2(a)(42) of the 1940 Act) of the Trust and
(ii) a majority of the Trustees who are not "interested persons" (as defined at Section 2(a)(19) of the 1940 Act); and (b) the following findings are made by a majority of the Trustees who are not "interested persons" (as defined at Section 2(a)(19) of the 1940 Act): (i) that this Agreement is in the best interests of the Trust; (ii) that the services to be performed pursuant to this Agreement are services required for the operation of the Trust; (iii) that the Agent can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) that the fees for such services are fair and reasonable in light to the usual and customary charges made by others for services of the same nature and quality.

15.  TERMINATION

     This Agreement may be terminated, without the payment of any penalty, by either party hereto upon at least ninety (90) days written notice to the other party. Any termination by the Trust will be pursuant to a vote of a majority of the Trustees.

16.  NOTICES

     a.   Communications to the Agent shall be addressed to:

               PADCO Service Company, Inc.
               6116 Executive Boulevard
               Suite 400
               Rockville, Maryland 20852
               Attention: President

     b.   Communications to the Trust shall be addressed to:

               Rydex Series Trust
               6116 Executive Boulevard
               Suite 400
               Rockville, Maryland 20852
               Attention: President

     c. In the event of a change of address, communications will be addressed to such new address as designated in a written notice from the Trust or the Agent, as the case may be. All communications addressed in the above manner and by registered mail or delivered by hand will be sufficient under this Agreement.

17.  GOVERNING LAW

     This Agreement is governed by the laws of the State of Maryland (without reference to such state's conflict of law rules).


18.  COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

19.  BINDING EFFECT AND ASSIGNMENT

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Agent, or by the Agent without the written consent of the Trust, in each case authorized or approved by a resolution of the Trustees of the Trust.

20.  AMENDMENT, MODIFICATION, AND WAIVER

     No term or provision of this Agreement may be amended, modified, or waived without the affirmative vote or action by written consent of the Agent and the Trust effected in accordance with the provisions of the 1940 Act, and the rules thereunder, and Section 14 of this Agreement.

     IN WITNESS WHEREOF, the Agent and the Trust have executed this Agreement as of the date first written above.



                         RYDEX SERIES TRUST


                         By:  /s/ Albert P. Viragh, Jr.
                              ------------------------------------------
                              Albert P. Viragh, Jr.
                              President




                         PADCO SERVICE COMPANY, INC.


                         By:  /s/ Albert P. Viragh, Jr.
                              ------------------------------------------
                              Albert P. Viragh, Jr.
                              President

                                     SCHEDULE A

                            PADCO SERVICE COMPANY, INC.

                        FEE SCHEDULE FOR ACCOUNTING SERVICES




RYDEX SERIES TRUST - EACH SEPARATE RYDEX FUND

A. ANNUAL FEE - (Based upon average net assets - payable monthly) shall be the greater of:

          First Year (1993) - $7,500
          Second Year (1994) - $15,000
          Third Year (1995) and Subsequent Years - $20,000

          or

          BASIS POINT FEE
          10 Basis Points on first $30 million of assets
          5 Basis Points on next $20 million of assets
          3 Basis Points on next $50 million of assets
          2 Basis Points on assets over $100 million

B. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expense.

C. PADCO Service Company, Inc. Warrants that the above rates of compensation are guaranteed for a two-year period. At that time, the Trust acknowledges that the Agent has the right to revise the Agent's compensation schedule.